UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2011
APACHE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-4300	41-0747868
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
2000 Post Oak Boulevard
Suite 100
Houston, Texas 77056-4400
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (713) 296-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 12, 2011, Apache Corporation, a Delaware corporation (“Apache”), entered into a Credit Agreement among Apache, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., Bank of America, N.A. and Wells Fargo Bank, National Association, as Syndication Agents (the “Credit Agreement”) providing for a $1.0 billion five-year senior revolving credit facility.
     Apache may borrow, prepay and reborrow loans and obtain letters of credit under the Credit Agreement subject to representations and warranties, covenants and events of default that are substantially similar to those in Apache’s existing revolving credit facilities. The aggregate amount at any time outstanding under the Credit Agreement may not exceed the total commitments of $1.0 billion, including up to $250.0 million in letters of credit. Proceeds may be used for general corporate purposes, including any non-hostile acquisitions, or to backup Apache’s commercial paper facilities.
     All amounts outstanding under the Credit Agreement are due August 12, 2016, provided that Apache twice may request that the maturity date be extended for successive one-year periods expiring one year from the then scheduled maturity date. No lender is obligated to consent to any extension; however, Apache may elect to repay loans from any non-consenting lender and terminate its loan commitment, or replace any non-consenting lender, and in either case, proceed with the requested extension with respect to the remaining balance of the loan commitments, provided that lenders having at least 51% of the aggregate total loan commitments have agreed to the requested extension.
     All borrowings under the Credit Agreement bear interest at one of the following two rate options, as selected by Apache:
•	A base rate plus a margin, with the (i) base rate being a rate per annum equal to the greatest of (a) the prime rate as announced by JPMorgan Chase Bank, N.A., (b) the federal funds rate plus .50%, and (c) the London Interbank Offered Rate (“LIBOR”) for a one-month interest period plus 1%, and (ii) margin (“Base Rate Margin”) being a rate per annum that varies from 0.0% to .25% based on the rating for Apache’s senior, unsecured non-credit enhanced long-term indebtedness for borrowed money (“Long-Term Debt Rating”); or

•	LIBOR plus a margin (“Eurodollar Margin”) at a rate per annum varying from .67% to 1.025% based on Apache’s Long-Term Debt Rating. For LIBOR-based interest rates, Apache may select an interest period of one, two, three or six months (or, with the consent of each lender, nine or twelve months).
     The Credit Agreement also requires Apache to pay a facility fee equal to a per annum rate that varies from .08% to .225% of the full amount of the commitments based on its Long-Term Debt Rating. The Credit Agreement imposes a participation fee equal to the then effective Eurodollar Margin on the face amount of each letter of credit plus fronting and other fees negotiated with its issuer. Currently, the Base Rate Margin is 0.0%, the Eurodollar Margin is .875% and the facility fee is .125%.

     The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.
     The Credit Agreement has been filed with this report to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Apache. Representations, warranties and covenants in the Credit Agreement were made only for purposes of the Credit Agreement, were solely for the benefit of the parties to the Credit Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Credit Agreement. Representations and warranties in the Credit Agreement may have been made as of specific dates and for purposes of allocating contractual risk between the parties instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Credit Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Apache or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Credit Agreement, which subsequent information may or may not be fully reflected in Apache’s public disclosures.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information required by this item is included in Item 1.01 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated August 12, 2011, among Apache Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., Bank Of America, N.A., and Wells Fargo Bank, National Association, as Syndication Agents.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION
Date: August 18, 2011	/s/ Thomas P. Chambers
Thomas P. Chambers
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Credit Agreement, dated August 12, 2011, among Apache Corporation, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., Bank Of America, N.A., and Wells Fargo Bank, National Association, as Syndication Agents.